Exhibit 99.1

Federal-Mogul Reports Strong Financial Performance With

Positive Third Quarter Earnings and Robust Cash Flow

Company Operating Performance Continues to Improve

Versus Prior Quarters in 2009

Southfield, Michigan, October 29, 2009. . . ..Federal-Mogul Corporation (NASDAQ: FDML) today reported strong gross margin and net income with greatly improved cash flow2 on increased sales versus the first and second quarters of 2009, as the company’s restructuring and cost reduction initiatives enhanced its quarterly performance. The company continues to benefit from strong customer, market and product diversification and gained market share in several product segments during the quarter.

	2009				2008
Financial Summary	Q3	Q2	Q1	YTD	Q3	YTD
($ millions)

Net Sales	$1,380	$1,304	$1,238	$3,922	$1,692	$5,546

Gross Margin	212	198	158	567	279	941
pct. of sales	15.4%	15.2%	12.8%	14.5%	16.5%	17.0%

SG&A	(173)	(170)	(184)	(527)	(192)	(613)
pct. of sales	12.5%	13.0%	14.9%	13.4%	11.3%	11.1%

Net Income (loss) attributable to Federal-Mogul	10	3	(101)	(88)	4	62

Operational EBITDA[1]	134	129	70	333	179	644
pct. of sales	9.7%	9.9%	5.7%	8.5%	10.6%	11.6%

Cash Flow [2]	$112	$6	$(196)	$(78)	$28	$(65)

“These results demonstrate our ongoing ability to perform profitably even at these market and production levels. We had strong gross margin and net income with significantly improved cash flow versus the prior quarters of 2009. Federal-Mogul’s variable cost company strategy has positioned us to take advantage of eventual volume improvements in the automotive, commercial vehicle and other market segments,” said José Maria Alapont, Federal-Mogul President and CEO.

“The results of the third quarter show continuous improvement versus prior quarters and we believe we can further improve the performance of the company. We continue to implement cost reductions necessary to attain earnings performance consistent with our fundamental objective of achieving sustainable global profitable growth by providing customers with high quality products, leading technology and innovation, at a competitive cost,” said Alapont.

Federal-Mogul reported $1.4 billion in sales during Q3 2009, increases of $76 million and $142 million over Q2 2009 and Q1 2009, respectively. With Q1 2009 as the baseline, Federal-Mogul has continued to improve operating results throughout the year and has raised gross margin by 2.6 percentage points. Sales, general and administrative (SG&A) expenses as a percent of sales improved steadily to 12.5 percent in Q3 2009 from 14.9 percent in Q1 2009. As a result of the company’s global restructuring plan, Federal-Mogul has reduced its headcount by about 11,000 employees, or 22 percent, ending the quarter with global employment of less than 39,000.

Net income in Q3 2009 was $10 million versus a net loss of $(101) million during Q1 2009. Operational EBITDA1 for Q3 2009 was $134 million or 9.7 percent of sales, an increase of $64 million or four percentage points over Q1 2009, when the company reported operational EBITDA of $70 million or 5.7 percent.

Federal-Mogul has improved cash inflows throughout the year, generating significant cash flow2 of $112 million in Q3 2009, a $308 million improvement versus a cash outflow of $(196) million recorded in Q1 2009. This strong improvement was due to higher profitability combined with disciplined working capital management, including inventory reductions and improved accounts receivable performance across the company’s diverse OE and aftermarket customer base. The company improved its strong cash position to about $800 million and when combined with an undrawn revolver of over $500 million, Federal-Mogul had $1.3 billion of liquidity at the end of Q3 2009.

On a year-over-year basis, Federal-Mogul reported Q3 2009 sales of $1.4 billion versus $1.7 billion in Q3 2008, or a decline of about 15 percent on a constant dollar basis, which compares favorably to the overall downturn in the markets served by Federal-Mogul. Gross margin was $212 million or 15.4 percent of sales in Q3 2009 versus $279 million or 16.5 percent in the same period of 2008. The company’s ability to maintain margins comparable to Q3 2008 in a declining market environment reflects the success of Federal-Mogul’s variable cost company strategy. SG&A expenses in Q3 2009 were $19 million lower than the same period in 2008.

Net income was $10 million in Q3 2009 versus $4 million in Q3 2008. Federal-Mogul’s operational EBITDA1 for Q3 2009 was $134 million or 9.7 percent of sales, compared to $179 million, reported during the third quarter a year ago. The company reported positive cash flow2 of $112 million for Q3 2009, a significant increase versus $28 million during Q3 2008.

Federal-Mogul during the third quarter continued to expand its customer, market and product diversity, especially in China, India and Brazil, where the company’s leading and globally recognized technology helps regional customers respond to the fast-paced demand to bring to market globally competitive vehicles.

Federal-Mogul also began high-volume production of its industry-leading DuraBowl® piston. This technology utilizes an innovative re-melting process to harden the piston rim, which is a key enabler for engine downsizing and turbo-boosting, allowing vehicle makers to improve fuel economy and reduce emissions.

“We continue to focus on strengthening our product portfolio to grow our revenue stream with new technologies, innovations and strong brands that bring value to our customers, especially given the increasingly challenging regulatory requirements for fuel economy, alternative fuels, reduced emissions and improved safety,” said Alapont.

“Federal-Mogul’s results during the third quarter demonstrate that our sustainable global profitable growth strategy has enabled the company to successfully operate in today’s environment while also preparing Federal-Mogul to capitalize on new growth opportunities as the overall economy and global automotive markets strengthen,” Alapont concluded.

1	Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains and losses on the sales of businesses, the impact on gross margin of the fresh-start reporting valuation of inventory, and the non-cash expense relating to U.S. based funded pension plans.
2	Cash flow is equal to net cash provided by operating activities less net cash used by investing activities as set forth on the attached statement of cash flows, excluding cash received from the 524g trust and impacts of the Chapter 11 plan of reorganization.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs about 39,000 people in 36 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

# # #

CONTACT:	Steve Gaut (248) 354-7826 for media

David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$1,380.0	$1,692.0	$3,922.0	$5,546.4
Cost of products sold	(1,168.4)	(1,413.1)	(3,354.9)	(4,605.5)

Gross margin	211.6	278.9	567.1	940.9

Selling, general and administrative expenses	(172.5)	(191.7)	(526.9)	(612.8)
Interest expense, net	(32.5)	(46.6)	(100.3)	(137.2)
Amortization expense	(12.2)	(21.4)	(36.6)	(56.7)
Chapter 11 and U.K. Administration related reorganization expenses	(0.4)	(2.3)	(2.8)	(15.3)
Equity earnings of unconsolidated affiliates	5.4	4.2	9.3	20.7
Restructuring, net	1.4	(11.3)	(38.4)	(14.0)
Other income, net	8.7	15.7	38.5	13.0

Income (loss) before income taxes	9.5	25.5	(90.1)	138.6
Income tax benefit (expense)	5.8	(18.3)	11.4	(71.7)

Net income (loss)	15.3	7.2	(78.7)	66.9
Less net income attributable to noncontrolling interests	(4.9)	(3.6)	(8.9)	(5.2)

Net income (loss) attributable to Federal-Mogul	$10.4	$3.6	$(87.6)	$61.7

Income (loss) per common share:

Basic	$0.11	$0.04	$(0.89)	$0.62

Diluted	$0.10	$0.04	$(0.89)	$0.62

FEDERAL-MOGUL CORPORATION

Consolidated Balance Sheets (Unaudited)

	September 30 2009	December 31 2008
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$784.3	$888.2
Accounts receivable, net	1,083.3	938.7
Inventories, net	841.3	893.7
Prepaid expenses and other current assets	238.9	267.4

Total current assets	2,947.8	2,988.0

Property, plant and equipment, net	1,890.7	1,910.6
Goodwill and other indefinite-lived intangible assets	1,398.6	1,430.4
Definite-lived intangible assets, net	527.3	563.9
Other noncurrent assets	326.0	342.7

	$7,090.4	$7,235.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$102.3	$101.7
Accounts payable	503.1	622.5
Accrued liabilities	464.0	483.1
Current portion of postemployment benefit liability	61.7	61.0
Other current liabilities	165.3	173.8

Total current liabilities	1,296.4	1,442.1

Long-term debt	2,759.9	2,768.0
Postemployment benefits	1,279.9	1,240.1
Long-term portion of deferred income taxes	537.3	553.4
Other accrued liabilities	179.8	235.9

Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 99,404,500 outstanding shares as of September 30, 2009 and December 31, 2008)	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Accumulated deficit	(555.5)	(467.9)
Accumulated other comprehensive loss	(577.1)	(688.0)
Treasury stock, at cost	(16.7)	(16.7)

Total Federal-Mogul shareholders’ equity	974.4	951.1

Noncontrolling interests	62.7	45.0

Total shareholders’ equity	1,037.1	996.1

	$7,090.4	$7,235.6

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30
	2009	2008
	(Millions of Dollars)
Cash provided from (used by) operating activities
Net (loss) income	$(78.7)	$66.9
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Depreciation and amortization	240.5	265.8
Cash received from 524(g) Trust	—	225.0
Change in postemployment benefits, including pensions	46.2	8.5
Changes in deferred taxes	(22.3)	1.7
Gain on sale of debt investment	(7.9)	—
Changes in operating assets and liabilities:
Accounts receivable	(117.8)	(107.9)
Inventories	77.2	21.9
Accounts payable	(106.3)	(75.9)
Other assets and liabilities	17.3	(30.7)

Net cash provided from operating activities	48.2	375.3

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(145.7)	(240.2)
Net settlement from sale of debt investment	7.9	—
Net proceeds from the sale of property, plant and equipment	0.9	10.9
Payments to acquire business	—	(4.7)

Net cash used by investing activities	(136.9)	(234.0)

Cash provided from (used by) financing activities
Proceeds from borrowings on exit facilities	—	2,082.0
Repayment of Tranche A, Revolver and PIK Notes	—	(1,790.8)
Principal payments on exit facilities	(22.2)	(22.2)
Decrease in other long-term debt	(2.7)	(9.2)
Decrease in short-term debt	(2.1)	(0.2)
Purchase of treasury stock	—	(16.7)
Net payments from factoring arrangements	(5.9)	(15.5)
Debt amendment/issuance fees	(1.0)	(0.6)

Net cash (used by) provided from financing activities	(33.9)	226.8

Effect of foreign currency exchange rate fluctuations on cash	18.7	(12.0)

(Decrease) increase in cash and equivalents	(103.9)	356.1

Cash and equivalents at beginning of period	888.2	425.4

Cash and equivalents at end of period	$784.3	$781.5

FEDERAL-MOGUL CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Millions of Dollars)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Income (loss) before income taxes	$9.5	$25.5	$(90.1)	$138.6
Depreciation and amortization	82.3	94.7	240.5	265.8
Chapter 11 and U.K. Administration related reorganization expense	0.4	2.3	2.8	15.3
Interest expense, net	32.5	46.6	100.3	137.2
Restructuring, net	(1.4)	11.3	38.4	14.0
Expense associated with U.S. based funded pension plans	16.6	1.1	49.7	3.9
Fresh-start inventory adjustment	—	—	—	68.2
Other	(6.2)	(2.7)	(8.8)	0.8

Operational EBITDA	$133.7	$178.8	$332.8	$643.8

Net cash provided from operating activities:	$144.8	$117.7	$48.2	$375.3

Adjustments:
Cash received from 524(g) Trust	—	—	—	(225.0)
Net payments for implementation of the Plan, including settlement of non-debt liabilities subject to compromise	0.8	2.1	11.0	19.2

Cash provided from operations, excluding the impacts of the Plan	$145.6	$119.8	$59.2	$169.5
Cash used by investing activities	(34.0)	(92.2)	(136.9)	(234.0)

Cash flow	$111.6	$27.6	$(77.7)	$(64.5)

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains and losses on the sales of businesses, the impact on gross margin of the fresh-start reporting valuation of inventory, and the non-cash expense relating to U.S. based funded pension plans.